Exhibit 99.1

PLBY Group Reports Fourth Quarter &
Full Year 2023 Financial Results

Q4 Revenue of $39.4 Million, Net Loss of $3.8 Million & Adjusted EBITDA of $1.1 Million

Amends Credit Facility to Eliminate Total Net Leverage Covenant Until Q2 2026

Company to Hold Question-and-Answer Session at 4:30 pm ET Today

LOS ANGELES – March 27, 2024 (GLOBE NEWSWIRE) – PLBY Group, Inc. (NASDAQ: PLBY) (“PLBY Group” or the “Company”), a leading pleasure and leisure lifestyle company and owner of Playboy, one of the most recognizable and iconic brands in the world, today provided financial results for the fourth quarter and full year ended December 31, 2023.

Comments from Ben Kohn, Chief Executive Officer of PLBY Group

“In 2023, we worked on five main goals. First, restructure the Company and move to a capital-light business model; second, reduce overhead; third, stabilize and reposition Honey Birdette back to a premium brand; fourth, move our China business to a JV model with better accountability and control; and fifth, grow our creator platform, the Playboy Club. We made major progress on all five goals in 2023.

As part of our restructuring, we sold Yandy and Lovers, two businesses that were not core to our future plans. We also organized our art and furniture collection for auction, signed contracts with two auction houses, completed one successful sale in November of fine art and plan to have two other, larger auctions in 2024, which we expect will result in the sale of a majority of our collection. We also successfully outsourced operation of our e-commerce business, eliminating approximately $11 million of direct losses, as incurred in the full year of 2022.

We have significantly reduced our corporate overhead from approximately $50 million for the full year of 2022, to this year’s projected corporate overhead of approximately $27 million. We remain burdened by long-term fixed overhead costs, such as our corporate office lease that was signed before COVID, but we are actively working to reduce overhead where we can.

At Honey Birdette, we brought back the former CEO from when we first purchased the business, reduced the number of sale days by 34% year-over-year, changed our shipping policies, replaced our North American third-party logistics and global freight forwarder, identified four stores with negative 4-wall EBITDA margin contribution for closure (one of which was closed in 2023), improved our product quality and, most importantly, returned Honey Birdette to the boundary-pushing designs which it was known for in the past. These changes resulted in a strong 4th quarter of 2023 for the business, as evidenced by a 14% increase in sales as compared to the 4th quarter of 2022.

In March 2023, we signed a joint venture agreement with an affiliate of Li & Fung to manage our China business. This was important given the macroeconomic issues facing the Chinese economy and our licensees’ challenges in meeting the demands of the e-commerce platforms in China, which ultimately led to difficulties with our licensees paying the minimum guarantees they owed us. We also conducted third-party legal and accounting audits of our major licensees, in which we identified additional material violations of our agreements, including the sale of non-approved products and the sale of Playboy tags. Despite our attempts to work with the licensees to help them regain compliance with their obligations under their agreements, we could not reach satisfactory deals and were left with no choice but to terminate two of our three largest Chinese licensing agreements. We have now sued our largest former licensee for past due amounts, the acceleration of the remaining $140 million due under the agreement, as well as for monetary damages, including for the under-reporting of sales over the past few years. We have also begun to sign new agreements with new licensees and former sublicensees as we rebuild our China business. We expect that progress to continue throughout this year.

We also successfully amended our credit agreement multiple times in 2023, and I am happy to announce that we have amended it again, replacing our total net leverage covenant until the second quarter of 2026 with a simple requirement to maintain a minimum cash balance of $7.5 million. In addition, given our stock price during the 4th quarter of 2023, and with flexibility previously provided by prior amendments of our credit facility with respect to stock buybacks, our board authorized us to proceed with repurchases under our previously announced stock buyback program, resulting in the repurchase of approximately 1.5 million shares in the 4th quarter.

During 2023, we continued to make significant progress on our creator platform and building a single foundation for our entire digital business. We started the year with a product that was at parity with our competitors from a feature set perspective, and we’ve continued to make improvements. Given the decline in collections from China, we were not in a position to invest in marketing and content for our creator platform. Despite that, it still grew significantly, increasing gross merchandise value by a multiple of ten year-over-year and paid out tens of millions of dollars to creators last year.

Here are a few of the creator platform’s accomplishments from the past year:

In the 4th quarter of 2023, we rebranded the platform the ‘Playboy Club’ to make clear that it is the place to interact with the world's most beautiful and interesting women. The Playboy Club also provides a home for our new paid membership product, which combines aspects of both the virtual and physical worlds, and ultimately allows us to launch new products, like a new magazine and other content, including our legacy digital offerings, within a single combined platform.

We introduced a paid membership tier of the Playboy Club, which unlocks premium features, including access to 70+ years of Playboy magazine and opportunities to attend live Playboy events in real life. In addition to the added revenue, memberships also give us additional flexibility in marketing the platform.

We have also launched Playboy Club’s digital currency, Bunny Money, to reduce transaction friction and make engaging with our creators easier than ever. We intend to expand the use of Bunny Money, which we expect should reduce our credit card fees and give us unique promotional opportunities.

In addition, we launched our proprietary affiliate program, which initially allows creators and third parties to earn commissions on new creator referrals and membership sales. We expect to continue to expand the affiliate program to give our creators additional opportunities to earn, for example by selling customers the opportunity to join a foursome at a member golf tournament or attend a meet-and-greet, giving creators avenues to earn money that no other platforms offer.

Customers and creators are responding to the new and improved Playboy Club. We now have over 3.5 million registered users and multiple creators earning over $1 million per year. Crucially, this increased scale is giving us the data we need to really understand what works and what doesn’t from the creator and user perspectives, as well as how we can utilize the assets we have to further enhance the platform experience and accelerate growth.

As we move forward into 2024, we believe we have a clear set of goals within each business line, accompanied by a strategy to achieve those goals.

Our goals for Honey Birdette in 2024 are: to increase our average selling price and gross product margin by continuing to elevate the brand by further reducing the number of days on sale, to increase product pricing by 10%, and to focus on selling higher margin items at higher price points. We also plan to introduce a Honey Birdette loyalty program to create a better customer journey across our brick-and-mortar and online channels. For our brick-and-mortar channel, we are also focusing on investing in our employees through extensive training on our products and operations. And for our online channel, we will focus on organic advertising and marketing. In doing so, we seek to increase our visibility in organic search by driving more of our core keywords into the top three Google search results, pursue aggressive social media outreach for product placement with creators and influencers, and leverage our new customer relationship management for enhanced customer segmentation in both email and SMS marketing.

In China, we are focusing our strategy on re-licensing previously licensed product categories and the development of relevant new lifestyle categories. We have entered into several new license agreements and together with our China JV partner, we will continue to seek out and select companies with proven track records in design, development and distribution of men’s and women’s apparel and accessories to reset Playboy's China fashion licensing business, with an eye towards greater contractual compliance and long-term royalty revenue generation.

In the rest of the world, we plan to grow our business by expanding our relationships with our top existing licensees that generate the majority of our royalties. By granting expanded rights under their existing agreements, we can quickly add new categories such as swim or activewear, as well as new retail channels, including online and in-person retailers and marketplaces. Further, we will focus new business development on categories and markets that matter most to our customers, such as cosmetics, home decorative accessories, wellness, toys, gaming, and land-based entertainment, in markets such as Europe and Asia-Pacific. We are excited by the initial success of PLAY HARD, our spirits joint venture’s entry into the ready-to-drink market, and look forward to what comes next.

Our goals for our digital business going forward are to add new creators and customers and improve the experience for existing creators and users. We will do that by: giving our creators more opportunities to earn money, by raising their profiles to gain a larger audience in a manner that best suits their long-term goals and image, and giving our customers more opportunities to spend with Playboy, by offering them a deeper connection with the Playboy lifestyle and the broad range of digital and in-person experiences that only Playboy can offer.

Content is key to us achieving our digital goals. Accordingly, we plan to relaunch two key features that promote the women we work with and showcasing them in a new magazine. We plan to bring back the iconic Playboy Playmate franchise to highlight top creators. In addition, we plan to produce other audio and video content that promotes and celebrates our creators. Content will serve four main purposes: first, it will re-energize the brand; second, it will give our creators opportunities to be featured by Playboy and help build their brands and audiences; third, it will help us acquire new audiences for the Playboy Club; and fourth, it will provide another revenue stream to us and our creators as we place advertising against that content.

We will continue the consolidation of our legacy digital products into one platform to save costs, optimize the consumer funnel and give our creators and customers more choices. We recently made our magazine archives available as part of the paid Playboy Club membership, and they have begun to drive incremental traffic as we search engine optimized the full archive. We expect to bring our adult sites Playboy Plus and Playboy TV to the Playboy Club platform later this year to allow us to have single sign-on from a user experience across our digital channels. We’ve seen encouraging evidence that audiences from our adult sites will convert to the Playboy Club platform experience. For example, almost 40% of our Playboy Club memberships to date have been sold through Playboy Plus. There is a huge opportunity for us to expand our audience acquisition strategy there and then cross-sell membership. We also have the opportunity to use the various heat levels of our different products to create different spaces within the single platform to offer different homes for different types of creators (for example, safe-for-work and more risqué).

With the elimination of the total net leverage covenant until the second quarter of 2026, our cash on hand and the stabilization we have begun to see in our other business lines, we plan to focus on growing and marketing our digital business through content this year. While we will continue to not give specific guidance for future fiscal periods, given all the recent changes we have made to the Company, including the reduction of our overhead, we plan on reducing net loss and being EBITDA positive for the full-year 2024, and we believe we currently have the capital to invest in growth while also servicing our debt.”

Q4 2023 Financial Highlights

•Total revenue from continuing operations in the fourth quarter was $39.4 million versus $44.9 million in the prior year period, reflecting a year-over-year decrease of 12%. Of the $5.5 million decrease in revenue, $6.8 million was attributable to the elimination of playboy.com e-commerce, as well as a decline in licensing, partially offset by growth in Honey Birdette and the digital business.

•Net loss from continuing operations in the fourth quarter was $9.6 million, including $8.3 million of trademark and other impairments. The adjusted EBITDA income from continuing operations was $1.1 million.

Direct-to-consumer revenue from continuing operations declined $4.3 million, or 18%, year-over-year to $20.4 million in the fourth quarter of 2023. Revenues from playboy.com e-commerce declined by $6.8 million, as the Company completed the transition from an owned-and-operated model to a licensing model. Also, during the quarter, revenue from Honey Birdette increased by $2.5 million, or 14% year-over-year, to $20.4 million from $17.9 million due to improvement in consumer demand.

Licensing revenue decreased 14% year-over-year in the fourth quarter of 2023 to $13.4 million, from $15.5 million a year ago. The decrease is largely attributable to the poor financial performance of our China licensees and the resulting non-payment of minimum guarantees, partly offset by $5.1 million of revenue recognized from prepaid royalty guarantees due to termination of our largest Chinese licensing agreement.

Digital subscriptions and content revenue was up 22% compared to a year ago, to $5.6 million from $4.6 million. Revenue growth from the Company’s creator platform more than offset a decrease in the Company’s legacy digital business revenue.

Net loss from continuing operations in the fourth quarter of 2023 was $9.6 million, an improvement of $0.3 million from a net loss from continuing operations of $9.9 million in the fourth quarter of 2022.

Total net loss of the Company for the fourth quarter of 2023 was $3.8 million, an improvement of $6.4 million from a total net loss of $10.2 million in the fourth quarter of 2022.

Adjusted EBITDA in the fourth quarter of 2023 was $1.1 million, an improvement of $3.7 million from a $2.6 million adjusted EBITDA loss during the prior year period. This reflects growth in Honey Birdette and digital, as well as the Company’s cost-cutting initiatives as it moves to a more capital-light model.

The Company ended the fourth quarter with approximately $31.7 million in restricted and unrestricted cash.

Full Year 2023 Financial Highlights
•Total revenue from continuing operations for the year ended 2023 was $143.0 million, as compared to $185.5 million in 2022, reflecting a year-over-year decrease of 23%. Of the $42.5 million decrease in revenue, $27.2 million was attributable to direct-to-consumer products and $16.6 million was attributable to licensing, partially offset by a $1.2 million increase in the digital and other segments.
•Net loss from continuing operations for the year ended 2023 was $186.4 million, including $154.9 million of impairments. The adjusted EBITDA loss from continuing operations was $7.3 million.

Direct-to-consumer revenue from continuing operations declined 26% year-over-year to $78.0 million in 2023. During the year, revenues from playboy.com e-commerce declined by $16.6 million as the Company completed the transition from an owned-and-operated model to a licensing model. In addition, revenue from Honey Birdette decreased by $10.7 million, or 13% year-over-year, to $72.9 million from $83.6 million. Honey Birdette reduced the days on sale during 2023 by 34%, in an effort to protect brand integrity and combat rising production and distribution costs.
Licensing revenue decreased 27% year-over-year in 2023 to $44.3 million from $60.9 million a year ago. The decline is largely attributable to the poor financial performance of our China licensees and the resulting non-payment of minimum guarantees, partly offset by $5.1 million of revenue recognized from prepaid royalty guarantees due to termination of our largest Chinese licensing agreement.
Digital subscriptions and content revenue was up 10% compared to a year ago, to $20.7 million from $18.7 million. Revenue growth from the Company’s creator platform more than offset a decrease in the Company’s legacy digital business revenue.
Net loss from continuing operations for the year ended 2023 was $186.4 million, down from a net loss of $250.7 million in 2022. The lower loss was largely driven by $283.5 million of non-cash asset impairments related to the write-down of goodwill, trademarks and other assets recorded in 2022, while there was only $154.9 million of impairments in 2023.
Total net loss of the Company for 2023 was $180.4 million, an improvement of $97.3 million from a total net loss of $277.7 million in 2022.
Adjusted EBITDA loss in 2023 was $7.3 million, as compared to an adjusted EBITDA loss of $4.5 million in 2022. This was driven by a reduction in high margin China licensing revenue and weaker performance at Honey Birdette during the first three quarters of the year.

Webcast Details
The Company will host a webcast at 4:30 p.m. Eastern Time today to discuss the fourth quarter and full year 2023 financial results. Participants may access the live webcast on the events section of the PLBY Group, Inc. Investor Relations website at https://www.plbygroup.com/investors/events-and-presentations.

About PLBY Group, Inc.
PLBY Group, Inc. is a global pleasure and leisure company connecting consumers with products, content, and experiences that help them lead more fulfilling lives. PLBY Group’s flagship consumer brand, Playboy, is one of the most recognizable brands in the world, driving billions of dollars in global consumer spending, with products and content available in approximately 180 countries. PLBY Group’s mission—to create a culture where all people can pursue pleasure—builds upon seven decades of creating groundbreaking media and hospitality experiences and fighting for cultural progress rooted in the core values of equality, freedom of expression and the idea that pleasure is a fundamental human right. Learn more at http://www.plbygroup.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, growth plans and anticipated financial impacts of its strategic opportunities and corporate transactions.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Factors that may cause such differences include, but are not limited to: (1) the inability to maintain the listing of the Company’s shares of common stock on Nasdaq; (2) the risk that the Company’s completed or proposed transactions disrupt the Company’s current plans and/or operations, including the risk that the Company does not complete any such proposed transactions or achieve the expected benefits from any transactions; (3) the ability to recognize the anticipated benefits of corporate transactions, commercial collaborations, commercialization of digital assets, cost reduction initiatives and proposed transactions, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, and the Company’s ability to retain its key employees; (4) costs related to being a public company, corporate transactions, commercial collaborations and proposed transactions; (5) changes in applicable laws or regulations; (6) the possibility that the Company may be adversely affected by global hostilities, supply chain delays, inflation, interest rates, foreign currency exchange rates or other economic, business, and/or competitive factors; (7) risks relating to the uncertainty of the projected financial information of the Company, including changes in the Company’s estimates of cash flows and the fair value of certain of its intangible assets, including goodwill; (8) risks related to the organic and inorganic growth of the Company’s businesses, and the timing of expected business milestones; (9) changing demand or shopping patterns for the Company’s products and services; (10) failure of licensees, suppliers or other third-parties to fulfill their obligations to the Company; (11) the Company’s ability to comply with the terms of its indebtedness and other obligations; (12) changes in financing markets or the inability of the Company to obtain financing on attractive terms; and (13) other risks and uncertainties indicated from time to time in the Company’s annual report on Form 10-K, including those under “Risk Factors” therein, and in the Company’s other filings with the Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exclusive, and readers should not place undue reliance upon any forward-looking statements, which speak only as of the date which they were made. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact:
Investors: investors@plbygroup.com
Media: press@plbygroup.com

PLBY Group, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net revenues	$39,364	$44,889	$142,950	$185,536
Costs and expenses:
Cost of sales	(13,447)	(20,112)	(54,777)	(82,945)
Selling and administrative expenses	(23,861)	(36,761)	(123,554)	(150,535)
Impairments	(8,252)	(4)	(154,884)	(283,500)
Contingent consideration fair value remeasurement (loss) gain	(50)	(137)	436	29,173
(Loss) gain on sale of the aircraft	—	(113)	—	5,689
Other operating (expense) income, net	(49)	482	(540)	482
Total operating expense	(45,659)	(56,645)	(333,319)	(481,636)
Operating income (loss)	(6,295)	(11,756)	(190,369)	(296,100)
Nonoperating (expense) income:
Interest expense	(5,707)	(5,280)	(23,293)	(17,719)
(Loss) gain on extinguishment of debt	—	(1,046)	6,133	(1,266)
Fair value remeasurement (loss) gain	—	(1,502)	6,505	9,401
Other income (expense), net	185	319	806	(711)
Total nonoperating expense	(5,522)	(7,509)	(9,849)	(10,295)
Loss from continuing operations before income taxes	(11,817)	(19,265)	(200,218)	(306,395)
Benefit from income taxes	2,178	9,403	13,770	55,704
Net loss from continuing operations	(9,639)	(9,862)	(186,448)	(250,691)
Income (loss) from discontinued operations, net of tax	5,881	(373)	6,030	(27,013)
Net income (loss)	(3,758)	(10,235)	(180,418)	(277,704)
Net income (loss) attributable to PLBY Group, Inc.	$(3,758)	$(10,235)	$(180,418)	$(277,704)
Net loss per share from continuing operations, basic and diluted	$(0.13)	$(0.21)	$(2.60)	$(5.28)
Net income (loss) per share from discontinued operations, basic and diluted	0.08	(0.01)	0.07	(0.58)
Net income (loss) per share, basic and diluted	$(0.05)	$(0.22)	$(2.53)	$(5.86)
Weighted average shares used in computing net loss per share, basic	73,676,424	47,258,177	71,319,437	47,420,376
Weighted average shares used in computing net loss per share, diluted	73,676,424	47,258,177	71,319,437	47,420,376

EBITDA Reconciliation
This release presents the financial measure earnings before interest, taxes, depreciation and amortization, or “EBITDA,” and “Adjusted EBITDA” which are not financial measures under the accounting principles generally accepted in the United States of America (“GAAP”). “EBITDA” is defined as net income or loss before interest, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other special items determined by Company management. Adjusted EBITDA is intended as a supplemental measure of the Company’s performance that is neither required by, nor presented in accordance with, GAAP. The Company believes that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing its financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, investors should be aware that when evaluating EBITDA and Adjusted EBITDA, the Company may incur future expenses similar to those excluded when calculating these measures. In addition, the Company’s presentation of these measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or nonrecurring items. The Company’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

In addition to adjusting for non-cash stock-based compensation, non-cash charges for the fair value remeasurements of certain liabilities and non-recurring non-cash impairments, asset write-downs and inventory reserve charges, we typically adjust for nonoperating expenses and income, such as non-recurring special projects, including the implementation of internal controls, non-recurring gain on the sale of assets, expenses associated with financing activities, and reorganization and severance expenses that result in the elimination or rightsizing of specific business activities or operations.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. The Company compensates for these limitations by relying primarily on the Company’s GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. Investors should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate the Company’s business.

The following table reconciles the Company’s net income (loss) to EBITDA income or (loss) and Adjusted EBITDA income or (loss):

GAAP Net Income (Loss) to Adjusted EBITDA Reconciliation
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net loss	$(3,758)	$(10,235)	$(180,418)	$(277,704)
Adjusted for:
(Income) loss from discontinued operations, net of tax	(5,881)	373	(6,030)	27,013
Net loss from continuing operations	(9,639)	(9,862)	(186,448)	(250,691)
Adjusted for:
Interest expense	5,707	5,280	23,293	17,719
Loss (gain) on extinguishment of debt	—	1,046	(6,133)	1,266
Benefit from income taxes	(2,178)	(9,403)	(13,770)	(55,704)
Depreciation and amortization	1,867	2,277	7,199	12,721
EBITDA	(4,243)	(10,662)	(175,859)	(274,689)
Adjusted for:
Stock-based compensation	687	4,711	9,597	20,540
Impairments	8,252	4	154,884	283,500
Contingent consideration fair value remeasurement	50	137	(436)	(29,173)
Mandatorily redeemable preferred stock fair value remeasurement	—	1,502	(6,505)	(9,401)
Recognition of prepaid royalty guarantees	(5,084)	—	(5,084)	—
Write-down of capitalized software	419	—	5,051	—
Inventory reserve charges	—	3,083	3,637	3,083
Loss (gain) on sale of the Aircraft	—	113	—	(5,689)
Adjustments	1,041	(1,525)	7,415	7,335
Adjusted EBITDA	$1,122	$(2,637)	$(7,300)	$(4,494)